Exhibit 3.31

RESTATED CHARTER
OF
SEQUATCHIE VALLEY COAL CORPORATION
UNDER § 48-304
OF THE
GENERAL CORPORATION ACT

Pursuant to the provisions of Section 48-304 of the Tennessee General Corporation Act, the undersigned corporation hereby adopts this Restated Charter that will supersede the heretofore existing Charter and all amendments thereto:

PART I

Articles I through V set forth all matters required by Section 48-202 of the Tennessee General Corporation Act to be set forth in the Charter:

ARTICLE I

The name of the corporation is SEQUATCHIE VALLEY COAL CORPORATION and its duration shall be perpetual.

ARTICLE II

The address of the principal office of the corporation in Tennessee shall be 416 Franklin Building, Chattanooga, Hamilton County, Tennessee 37441.

ARTICLE III

The corporation is for profit.

ARTICLE IV

The purposes for which the corporation is organized are to engage in the business of mining and extracting coal and other minerals and to engage in any other lawful activity for which corporations may be organized under the Tennessee General Corporation Act, as amended from time to time.

ARTICLE V

The maximum number of shares which the corporation shall have authority to issue is 2,000 shares of common stock, without par value. The corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

PART II

Articles VI through XIII set forth all amendments made by this Restated Charter:

ARTICLE VI

No holder of shares or securities of the corporation now or hereafter authorized shall have any preemptive right or be entitled as of right as such holder to subscribe for, purchase or otherwise acquire any unissued or treasury shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures or other securities convertible into, exchangeable for, or carrying options or warrants to subscribe for, purchase or otherwise acquire, shares of any class, whether such securities are now or hereafter authorized or issued, or issued and thereafter reacquired by the corporation. All such shares or securities may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

ARTICLE VII

A vacancy occurring in the Board of Directors, whether by reason of removal of a director with or without cause, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director. Any directorship to be filled by reason of an increase in the number of directors of the corporation may be filled by the affirmative vote of a majority of the number of directors fixed by the bylaws prior to such increase. Any such directorship not so filled by the directors shall be filled by election at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

ARTICLE VIII

The corporation shall have the right to purchase its own shares to the extent of any unreserved and unrestricted surplus available therefor, whether capital surplus or earned surplus.

ARTICLE IX

The Board of Directors may from time to time distribute to the corporation’s shareholders out of capital surplus to the extent legally available therefor a portion of the corporation’s assets, in cash or property.

ARTICLE X

The Board of Directors may from time to time declare and the corporation may pay in cash, dividends and other distributions in excess of its surplus, computed after taking due account of depletion and amortization, to the extent that the cost of the wasting or specific assets has been recovered by depletion reservee, amortization, or sale, if the remaining net assets of the corporation are at least equal in value to the aggregate preferential amount payable in the amount of liquidation to the holders of shares having preferential rights to the assets of the corporation in the event of liquidation, and, if, in the judgment of the Board of Directors, the holders of shares having preferential rights will not be prejudiced thereby. This authorization shall not act as a limitation on the corporation’s ability to pay dividends in accordance with the Tennessee General Corporation Act.

ARTICLE XI

The corporation shall indemnify to the fullest extent permitted by the Tennessee General Corporation Act any person who is made a party to a suit or proceeding, whether criminal or civil (including a suit by or in the right of the corporation and including a suit by or in the right of any other corporation of any type of kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation), by reason of the fact that such person or the testator or intestate of such person is or was a director or officer of the corporation or served such other corporation in any capacity. The right to and amount of indemnification shall be determined in accordance with the provisions of the Tennessee

General Corporation Act in effect at the time of determination, the Charter of the corporation, the bylaws of the corporation and any applicab1e agreement or resolution of shareholders or disinterested directors or court determination. The indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Charter, any bylaw, agreement, resolution of shareholders or disinterested directors, or an award of indemnification by a court, or otherwise, to the extent that such rights are consistent with the Tennessee General Corporation Act.

ARTICLE XII

Any action required or permitted to be taken under the Tennessee General Corporation Act by the Board of Directors may be taken without a meeting on written consent setting forth the action to be taken and signed by all of the directors entitled to vote thereon.

ARTICLE XIII

Subject to amendment or repeal by the shareholders, the Board of Directors, acting by majority vote, may alter, amend or repeal the bylaws of the corporation.

*  *  *  *   *  *  *

The date the original Charter was filed with the Secretary of State of the State of Tennessee was November 19, 1981.

The Restated Charter restates the text of the Charter, as heretofore amended, and as further amended or changed as follows:

1.             Article IV of the Charter is replaced by Article IV of the Restated Charter;

2.             Article V of the Charter is replaced by Article V of the Restated Charter;

3.             Article VI of the Charter is replaced by Article VI of the Restated Charter;

4.             Article VIII of the Charter is replaced by Article VIII of the Restated Charter;

5.             Article IX of the Charter is replaced by Article VII of the Restated Charter;

6.             Article X of the Charter is replaced by Article IX of the Restated Charter;

7.             Article XII of the Charter is replaced by Article XII of the Restated Charter; and

8.             Articles XI, XIII and XIV of the Charter are deleted;

9.             Articles X, XI and XIII of the Restated Charter are new.

The Restated Charter was duly adopted by affirmative vote of the sole shareholder of the corporation on May 29, 1985.

DATED: June 24, 1985.

SEQUATCHIE VALLEY COAL CORPORATION

	By	/s/ Roy R. Watts
Roy R. Watts, Vice President

	By	/s/ Dexter E. Martin
Dexter E. Martin, Secretary

ARTICLES OF AMENDMENT TO THE CHARTER

OF

SEQUATCHIE VALLEY COAL CORPORATION

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is Sequatchie Valley Coal Corporation

2. The text of each amendment adopted is:

Article II of the Charter is deleted and the following is inserted:

ARTICLE II

The address of the principal office of the corporation in Tennessee shall be Star Route Box 308AA, Dunlap, Tennessee 37327.

3. The corporation is a for-profit corporation.

5. The amendment was duly adopted on January 5, 1989 by (the board of directors without shareholder approval, as such is not required).

[NOTE: Please strike the choices which do not apply to this amendment.]

6. If the amendment is not to be effective when these articles are filed by the Secretary of State, the date/time it will be effective is                  , 19        (date)                                  (time).

[NOTE: The delayed effective date shall not be later than the 90th day after the date this document is filed by the Secretary of State.]

April 7, 1989	SEQUATCHIE VALLEY COAL CORPORATION
Signature Date	Name of Corporation

Secretary	/s/ Dexter E. Martin
Signer’s Capacity	Signature

Dexter E. Martin
Name (typed or printed)